EXHIBIT 99.2

OPTION GRANT NOTICE AND AGREEMENT

Polypore International, Inc. (the “Company”), pursuant to its 2007 Stock Incentive Plan (the “Plan”), hereby grants to Holder Options to purchase the number of shares of Stock set forth below.  The Options are subject to all of the terms and conditions as set forth herein, as well as the terms and conditions of the Plan, all of which are incorporated herein in their entirety.  Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.  In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Option Grant Notice and Agreement (this “Grant Notice”), the Plan shall govern and control.

Holder:

Date of Grant:

Number of Shares of Subject to Option:

Exercise Price per Share:	$

Vesting Commencement Date:

Vesting Schedule:

Exercise of Options:

To exercise a vested Option in whole or in part, the Holder (or his or her authorized representative) must give written notice to the Committee, stating the number of shares of Stock with respect to which he or she intends to exercise the Options. The Company will issue the shares of Stock with respect to which the Options are exercised upon payment of the shares of Stock acquired in accordance with Section 5(d) of the Plan, which Section 5(d) is incorporated herein by reference and made a part hereof.

Upon exercise of Options, the Holder will be required to satisfy applicable withholding tax obligations as provided in Section 13 of the Plan

Termination of Service:	Section 5(g) of the Plan regarding termination of service is incorporated herein by reference and made a part hereof.

Additional Terms:	Options shall be subject to the following additional terms:

• Options shall be exercisable in whole shares of Stock only.
• Each Option shall cease to be exercisable as to any share of Stock when the Holder purchases the share of Stock or when the Option otherwise expires.

•	This Grant Notice does not confer upon the Holder any right to continue as an employee or service provider of the Company or its Affiliates

•

The Stock issued upon the exercise of Options shall be registered in the Holder’s name on the books of the Company, but the certificates evidencing such shall be retained by the Company for such additional time as the Committee determines appropriate. Any certificates representing the Stock delivered to the Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

•	This Grant Notice shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

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THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS GRANT NOTICE AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF OPTIONS HEREUNDER, AGREES TO BE BOUND BY THE TERMS THIS GRANT NOTICE AND THE PLAN.

POLYPORE INTERNATIONAL, INC.		HOLDER

By:
	Signature	Signature

Title: